EXHIBIT 99.1

Contact:	Jeffrey B. Murphy, CEO or Alfred L. LaTendresse, EVP and CFO RTW, Inc. (952) 893-0403

RTW, Inc. Reports Twelfth Consecutive Profitable Quarter

     MINNEAPOLIS – February 15, 2005 – RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the fourth quarter ended December 31, 2004 of $7.0 million or $1.32 per basic and $1.25 per diluted share. Net income for the year ended December 31, 2004 was $9.9 million, or $1.90 per basic and $1.81 per diluted share. Comparable 2003 net income for the fourth quarter was $2.7 million, or $0.52 per basic and $0.49 per diluted share and was $7.0 million, or $1.37 per basic and $1.32 per diluted share for the year.

     The table below sets forth the key components of the Company’s net income. Net operating income is a non-GAAP financial measure defined by the Company as net income excluding (i) net realized investment gains, (ii) net favorable development in estimates for unpaid claim and claim settlement expenses from previously reported periods, (iii) bonus expense which is accrued only after achieving certain income thresholds and (iv) the benefit derived from reducing the recorded deferred income tax valuation allowance. The reconciliations of non-GAAP net operating income to net income for the fourth quarters and years ended December 31, 2004 and 2003 are as follows (in 000’s, except per share data):

	Fourth Quarter		Year Ended
	2004	2003	2004	2003
Net operating income	$1,438	$179	$4,066	$145
Net realized investment gains	—	—	705	685
Net favorable development	3,246	1,998	4,596	6,698
Bonus expense	(845)	(341)	(1,295)	(941)

Income before income taxes	3,839	1,836	8,072	6,587
Income tax expense	437	1,033	1,704	2,648
Benefit derived from tax valuation allowance changes	(3,573)	(1,860)	(3,573)	(3,060)

Income tax benefit	(3,136)	(827)	(1,869)	(412)

Net income	$6,975	$2,663	$9,941	$6,999

Net income per share:
Basic	$1.32	$0.52	$1.90	$1.37

Diluted	$1.25	$0.49	$1.81	$1.32

     Jeffrey B. Murphy, President and CEO of RTW, said, “We had a very good year in 2004. We focused on two strategic initiatives: (i) maintaining profit in our insurance offerings; and (ii) building a service business. On both counts, we are pleased with our progress. Details of our success follow:

•	We increased premiums in force at December 31, 2004 to $62.7 million from $58.1 million at December 31, 2003. We continue to focus on writing profitable insurance business, underwriting at the right price and non-renewing or passing on business that does not meet our underwriting requirements. Rate increases have been hard to come by and, for 2004 rates increased less than 1.0% on renewing policies. We expect this trend to continue and may see decreasing rates on renewing business in 2005;

•	Gross premiums earned followed the growth in premiums in force, increasing to $16.4 million in the fourth quarter of 2004 from $15.1 million for the same period in the prior year and increasing to $63.4 million for the year ended December 31, 2004 from $54.4 million for 2003;

•	Premiums earned increased to $13.7 million in the fourth quarter of 2004 from $12.6 million for the same period in 2003 and increased to $53.7 million for the year ended December 31, 2004 from $46.3 million for 2003. Premiums ceded under excess of loss treaties, as a percentage of gross premiums earned, increased in 2004 as rates increased for excess of loss reinsurance coverage;

•	Total revenue increased to $15.1 million in the fourth quarter of 2004, compared to $13.7 million in the same period last year and increased to $58.9 million for the year ended December 31, 2004, compared to $51.6 million for 2003. Included in total revenue is investment income of $1.0 million for the fourth quarters of 2004 and 2003 and $3.8 million for the year ended December 31, 2004, compared to $4.5 million for 2003. Total revenue includes realized investment gains of $705,000 in 2004 compared to $685,000 in 2003 as we took advantage of market conditions in both years to realize capital gains and reposition our portfolio in anticipation of interest rate increases. Investment income in 2004 decreased slightly as we retained more of our available funds in cash expecting that investment yields would increase in the next eighteen months;

•	We continued to benefit from improving our claim management capabilities and realized net pre-tax decreases in claim and claim settlement expenses of $3.2 million for the fourth quarter and $4.6 million for the year ended 2004 for claims previously reported. Comparable pre-tax decreases for 2003 totaled $2.0 million for the fourth quarter and $6.7 million for 2003 for claims previously reported. This result reflects our commitment to continue to improve outcomes for open claims from prior accident years;

•	General and administrative expenses include bonus expense of $845,000 in the fourth quarter and $1.3 million for the year ended December 31, 2004. The quarter and year-end 2003 results include $341,000 and $941,000 in bonus expense, respectively; and

•	Income tax benefit in the fourth quarter and year ended December 31, 2004 includes a $3.6 million benefit resulting from a reversal of the remaining allowance on our deferred income tax asset at December 31, 2004. The fourth quarter and year ended December 31, 2003 include similar benefits totaling $1.9 million and $3.1 million, respectively.”

     Mr. Murphy added; “We continued our strategic initiative to deliver our workers’ compensation services on a non-insurance basis to self-insured employers and other alternative markets during the fourth quarter of 2004. These services include third-party claims administration, claim consulting and other services that leverage our proven competencies, ID15® and The RTW Solution®. Our largest non-insurance customer is the Minnesota Assigned Risk Plan (ARP) with whom we have a twenty-five percent servicing contract that began July 1, 2004. Our service revenue, including this contract, grew to $350,000 in the fourth quarter of 2004 from $143,000 in the third quarter of 2004 and to $633,000 for the year ended December 31, 2004 from $283,000 for the nine months ended September 30, 2004. Our non-insurance services enable us to expand the types of customers we service and allow us to expand geographically. From our existing offices, we are providing ID15® as a tool to allocate resources and achieve improved outcomes under pilot programs in California and Indiana. We expect continued growth in our non-insured services as we continue to expand to areas outside our traditional Minnesota, Michigan and Colorado regions where we currently provide workers’ compensation insurance and broaden our product offerings in response to customers’ needs.”

     RTW, Inc., based in Minneapolis, Minnesota, provides disability management services, directed today at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiary, American Compensation Insurance Company; (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) to agents and employers on a consulting basis, charging hourly fees. We have developed two proprietary systems to manage disability: (i) ID15®, which is designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution®, which entails rapid intervention in, and intensive management of, potentially high-cost injuries and is designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. We support these proprietary management systems with state-of-the-art technology and talented people dedicated to our vision of transforming people from absent or idle to present and productive. We offer our insurance products to employers in Minnesota, Colorado and Michigan and have expanded our non-insurance products and services nationally. Our customers span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Comment on Regulation G: This press release includes certain non-GAAP financial measures. We reconcile these measures to the most comparable GAAP figures in accordance with Regulation G in the narrative portion of this press release while the comparable GAAP figures are presented in the Consolidated Statements of Income included in this press release.

     We present our results in the way we believe will be most meaningful and useful, as well as most transparent, to the investing public and others who use our financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP disclosure of net income, we present the components we believe most accurately delineate the recurring and non-recurring components of our net income. Traditionally, we have discussed one or more of these factors in describing our financial results, but have not separately presented them in tabular form in past press releases.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by our officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among other things: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to extend our workers’ compensation services to alternative markets, including self-insured employers, state assigned risk plans, and other insurance companies and to operate profitably in providing these services; (iii) our ability to continue to maintain appropriate pricing on insured products in the markets in which we operate or alternatively non-renew or turn away improperly priced business; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to profitably provide our proprietary products and services to customers successfully and profitably; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claim frequency and severity; (ix) medical inflation; (x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.

     Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets.

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RTW, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(Audited, in 000’s, except share and per share data)

	For the three months ended Dec. 31,		For the year ended Dec. 31,
	2004	2003	2004	2003
REVENUES:
Gross premiums earned	$16,356	$15,115	$63,370	$54,431
Premiums ceded to excess of loss treaties	(2,645)	(2,471)	(9,688)	(8,141)

Premiums earned	13,711	12,644	53,682	46,290
Investment income	1,017	998	3,837	4,474
Net realized investment gains	—	—	705	685
Service revenue	350	30	633	109

Total revenues	15,078	13,672	58,857	51,558
EXPENSES:
Claim and claim settlement expenses	7,240	6,937	35,536	27,256
Policy acquisition costs	1,145	1,594	6,045	6,878
General and administrative expenses	2,854	3,305	9,204	10,789

Total expenses	11,239	11,836	50,785	44,923

Income from operations	3,839	1,836	8,072	6,635
Interest expense	—	—	—	48

Income before income taxes	3,839	1,836	8,072	6,587
Income tax benefit	(3,136)	(827)	(1,869)	(412)

Net income	$6,975	$2,663	$9,941	$6,999

Net income per share:
Basic	$1.32	$0.52	$1.90	$1.37

Diluted	$1.25	$0.49	$1.81	$1.32

Weighted average shares outstanding:
Basic	5,303,000	5,122,000	5,233,000	5,114,000

Diluted	5,564,000	5,444,000	5,487,000	5,296,000

RTW, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Audited, In 000’s)

	December 31,	December 31,
	2004	2003
ASSETS
Available-for-sale investments, at market value	$86,954	$79,171
Cash and cash equivalents	39,379	39,650
Premiums receivable	3,792	3,482
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	77,722	71,466
On paid claim and claim settlement expenses	1,401	854
Other assets	11,208	7,545

Total assets	$220,456	$202,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$156,123	$150,044
Unearned premiums	10,497	9,180
Accrued expenses and other liabilities	8,476	7,357

Total liabilities	175,096	166,581
Shareholders’ equity	45,360	35,587

Total liabilities and shareholders’ equity	$220,456	$202,168